ENGAGEMENT AGREEMENT

THIS AGREEMENT made as of the 3rd day of February, 2014 and executed February 7, 2014.

BETWEEN:

MONARCHY RESOURCES INC.

(the "Company")

AND:

JOHN BROWNLIE

(the " Independent Advisor")

WHEREAS:

A. The Company is a company incorporated in Nevada and has an interest in three mining claims in the states of Chihuahua and Durango, Mexico..

B. The Company wishes to engage the Independent Advisor to sit on the Company’s Board of Advisors on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the material promises and conditions contained in this Agreement, the Company and the Independent Advisor agree as follows:

1.	Engagement

The Company hereby engages the Independent Advisor to sit on its Advisory Board and the Independent Advisor hereby accepts the engagement upon the terms and conditions hereinafter set forth.

2.	Period of Engagement

Subject to the provisions for termination as hereinafter provided, the term of the engagement shall be for three months from the date of this Agreement, and shall be automatically renewable every three months, unless one or both parties advise otherwise at least 30 days prior to the renewal. The parties shall re-negotiate all renewals and amendments thereto in good faith, on the basis of the Company’s cash flow, operations, other management, and ability to pay.

3.	Services

The Independent Advisor agrees to serve in the position and carry out the duties and responsibilities of an Independent Advisor on the Advisory Board of the Company, and perform such other services as may be reasonably designated from time to time by the Company. The Independent Advisor specifically agrees that he will be available for at least one pre-scheduled teleconference meeting per month, and one in-person meeting per year.

4.	Compensation

For all services rendered by the Independent Advisor under this Agreement, the Company shall pay the Independent Advisor a one-time fee of $4,500 representing a monthly fee of $1,500 paid three months in advance. The Independent Advisor shall be granted stock options, with the amount of stock options to be negotiated between the parties as and when the Company adopts a stock option plan.

5.	Expenses

The Company shall reimburse the Independent Advisor for all pre-approved out of pocket expenses.

6.	Termination of Engagement

(a)	Termination by the Company

The Company may at any time during the Period of Engagement terminate this Agreement for cause, without notice and without liability for any claim, action or demand

Notwithstanding the above, the Company may at any time during the Period of Engagement terminate this Agreement.

7.	Non-Disclosure

(b)	Non-Disclosure of Information

The Advisor shall accept the Confidential Information of the company for the sole purpose of participating in the Discussions, and will not, without the prior written consent of the Company, use such Confidential Information except for this purpose. The Recipient shall not disclose any of the Confidential Information now or hereafter received or obtained from the Company except as required by applicable law or legal process, without the prior written consent of the Company, provided, however, that any such Confidential Information may be disclosed to the Recipient’s representatives or agents (for example, the Recipient’s attorney, certified public accountant, employees, consultants, directors, or shareholders) who need to know such information for the purpose of evaluating such information and negotiating with the Company and who are bound by signed, written agreements to protect the received Confidential Information from unauthorized use and disclosure.

8.	Compliance With Laws

The Independent Advisor agrees to comply with all applicable securities and other laws, regulations, policies, blanket rulings and prescribed forms of each applicable provincial or other jurisdiction in which the Independent Advisor works in.

9.	General Provisions

(a)	Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory section of this Agreement, but each party may change that address by written notice in accordance with this section. Notice delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two days after the date of mailing.

(b)	The parties hereto agree and warrant to use best efforts, due diligence, and to maintain full disclosure of all matters of the business and conduct of the parties in respect to this Agreement.

(c)	This Agreement shall be governed by and construed in accordance with the laws and courts of the State of Nevada.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

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MONARCHY RESOURCES INC. )

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Authorized Signatory )

SIGNED, SEALED AND DELIVERED by )

________________________________________

NAME OF INDEPENDENT ADVISOR: JOHN BROWNLIE